Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of December 15, 2021, by and among:

1.	Blue Safari Group Acquisition Corp., a British Virgin Islands business company (“SPAC”);

2.	Bitdeer Technologies Group, an exempted company incorporated with limited liability under the Laws of Cayman Islands (the “PubCo”);

3.	Bitdeer Technologies Holding Company, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”); and

4.	each shareholder of the Company listed in the column titled “Supporting Shareholder” in Schedule A attached hereto (each, a “Supporting Shareholder”).

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the A&R Merger Agreement (as defined below).

RECITALS

WHEREAS, SPAC, Blue Safari Mini Corp., an exempted company with limited liability incorporated under the Law of the Cayman Islands and a wholly-owned Subsidiary of SPAC (“SPAC Sub”), the Company, PubCo, Blue Safari Merge Limited, a British Virgin Islands business company and a wholly-owned subsidiary of PubCo (“Merger Sub 1”), Blue Safari Merge II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of PubCo (“Merger Sub 2”) and Bitdeer Merge Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of PubCo (“Merger Sub 3”) have, concurrently with the execution of this Agreement, entered into an Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “A&R Merger Agreement”).

WHEREAS, as of the date hereof, each Supporting Shareholder is the record and beneficial owner of and/or have the voting power (whether or not through a proxy) over, the number of the Company Shares set forth opposite such Supporting Shareholder’s name on Schedule A under the column heading “Subject Shares” (all such Company Shares, together with any other Company Shares (including any securities convertible into or exercisable or exchangeable for any Company Shares, including for the avoidance of doubt, the Company Options) of which beneficial and/or record ownership and/or the voting power (whether or not through a proxy) is hereafter acquired by any such Supporting Shareholder during the period from the date hereof through the Expiration Time are collectively referred to herein as the “Covered Shares”);

WHEREAS, in order to induce SPAC, SPAC Sub, PubCo, Merger Sub 1, Merger Sub 2 and Merger Sub 3 to enter into the A&R Merger Agreement and consummate the transactions contemplated thereby, including the Mergers, the Supporting Shareholders are entering into this Agreement; and

WHEREAS, the Supporting Shareholders acknowledge that SPAC, SPAC Sub, PubCo, Merger Sub 1, Merger Sub 2 and Merger Sub 3 are entering into the A&R Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Supporting Shareholders set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earlier to occur of (a) the Acquisition Merger Effective Time, (b) such date and time as the A&R Merger Agreement shall be terminated in accordance with its terms, and (c) as to any Supporting Shareholder, the Termination Date.

“Transfer” shall mean any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract, option or other arrangement or understanding with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, in each case directly or indirectly and voluntarily or involuntarily, of any interest owned by a Person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a Person, excluding entry into this Agreement and the A&R Merger Agreement and the consummation of the transactions contemplated hereby and thereby.

2.	Agreement to Vote.

From and after the date hereof until the Expiration Time, each of the Supporting Shareholders irrevocably and unconditionally agrees that at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the shareholders of the Company, such Supporting Shareholder shall:

(a)               when such meeting is held, appear at such meeting or otherwise cause such Supporting Shareholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)               vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Supporting Shareholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Supporting Shareholder) in favor of the Mergers and the adoption of the A&R Merger Agreement and any other matters necessary or reasonably requested by SPAC, PubCo or the Company for consummation of the Mergers and the other transactions contemplated by the A&R Merger Agreement;

(c)                in any other circumstances upon which a consent or other approval is required under the Company’s Organizational Documents, or otherwise sought with respect to the A&R Merger Agreement or the other transactions contemplated by the A&R Merger Agreement, vote, consent or approve (or cause to be voted, consented or approved) all of such Supporting Shareholder’s Covered Shares held at such time in favor thereof;

(d)               vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Supporting Shareholder’s Covered Shares against (i) any Alternative Transction and (ii) any and all other proposals or actions that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the A&R Merger Agreement, or (y) result in any of the closing conditions of the Company, the SPAC Parties or the Acquisition Entities under the A&R Merger Agreement not being satisfied, or otherwise result in a breach of any of the representations, warranties, covenants or other obligations or agreements of the Company, the SPAC Parties or the Acquisition Entities under the A&R Merger Agreement.

No Supporting Shareholder shall take or omit to take, or commit or agree to take or omit to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

3.	Agreement to Retain Covered Shares.

3.1.          Restrictions on Transfers.

Each of the Supporting Shareholders hereby agrees that, from the date hereof until the Expiration Time, such Supporting Shareholder shall not, and shall cause its or his Affiliates not to, directly or indirectly:

(a)               Transfer the Covered Shares or any interest therein, or publicly announce any intention to effect any such transactions;

(b)               engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of such Supporting Shareholder’s Covered Shares;

(c)               enter into any voting agreement or voting trust with respect to any of such Supporting Shareholder’s Covered Shares that is inconsistent with such Supporting Shareholder’s obligations pursuant to this Agreement, or grant any proxy or power of attorney with respect to any of such Supporting Shareholder’s Covered Shares that is inconsistent with such Supporting Shareholder’s obligations pursuant to this Agreement, or enter into enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Supporting Shareholder from satisfying its or his obligations pursuant to this Agreement;

(d)               take any action that would make any representation or warranty of such Supporting Shareholder set forth in this Agreement untrue or incorrect, or would otherwise have the effect of preventing, disabling, or delaying the performing of such Supporting Holder’s obligations hereunder; or

(e)               agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d).

3.2.          Additional Purchases.

Until the Expiration Time, each Supporting Shareholder agrees that any Covered Shares (including any securities convertible into or exercisable or exchangeable for any Covered Shares, including for the avoidance of doubt, the Company Options) that such Supporting Shareholder purchases, that are issued to such Supporting Shareholder by the Company, that are otherwise hereinafter acquired by such Supporting Shareholder or with respect to which such Supporting Shareholder otherwise acquires the voting power (whether or not through a proxy) after the date hereof and prior to the Expiration Time, shall in each case be subject to the terms and conditions of this Agreement to the same extent as if they were Covered Shares owned by such Supporting Shareholder as of the date hereof. Each of the Supporting Shareholders agrees, while this Agreement is in effect, to notify SPAC, PubCo and the Company promptly in writing of the number of any additional Covered Shares acquired, or over which voting power is acquired, by such Supporting Shareholder, if any, after the date hereof.

3.3.          Unpermitted Transfers.

Any Transfer or attempted Transfer of any Covered Shares in violation of the Section 3.1 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

4.	Additional Agreements.

4.1.          Rights under the A&R Merger Agreement.

For the avoidance of doubt, the Company does not, by signing this Agreement, waive any of the rights it is otherwise entitled to under the A&R Merger Agreement, and nothing in this Agreement shall be construed to limit the ability of the Company to enforce its rights under the A&R Merger Agreement.

4.2.          Binding Effect of the A&R Merger Agreement.

Each of the Supporting Shareholders hereby acknowledges that it has read the A&R Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Supporting Shareholder shall be bound by and comply with Section 8.1(d), Section 10.5, and Section 14.4 of the A&R Merger Agreement (and any relevant definitions contained in any such sections) as if (x) such Supporting Shareholder was an original signatory to the A&R Merger Agreement with respect to such provisions, and (y) each reference to the “Company Group” contained in such provisions also referred to each such Supporting Shareholders.

4.3.          Appraisal; Dissenters’ Rights.

Each Supporting Shareholder agrees to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the A&R Merger Agreement, the Additional Agreements and the transactions contemplated thereby.

Each Supporting Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against SPAC, SPAC’s Affiliates, any of SPAC’s officers or directors, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the A&R Merger Agreement or the consummation of the transactions contemplated hereby and thereby, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the A&R Merger Agreement, or (y) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with this Agreement, the A&R Merger Agreement or the transactions contemplated hereby and thereby.

4.4.          Corporate Change.

In the event of any equity dividend or distribution, or any change in the equity interests of the Company by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Covered Shares” shall be deemed to refer to and include the Covered Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Covered Shares may be changed, converted or exchanged or which are received in such transaction.

4.5.          Further Assurance.

From time to time, at SPAC’s, PubCo’s or the Company’s request and without further consideration, each Supporting Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement and the A&R Merger Agreement.

4.6.          Consent to Disclosure.

Each of the Supporting Shareholders hereby consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC, PubCo or the Company to any Authority or to securityholders of SPAC) of such Supporting Shareholder’s identity and beneficial ownership of the Covered Shares, and the nature of such Supporting Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC, PubCo or the Company, a copy of this Agreement. Each of the Supporting Shareholders shall promptly provide any information reasonably requested by SPAC, PubCo or the Company for any regulatory application or filing made or approval sought in connection with this Agreement, the A&R Merger Agreement or the consummation of the transactions contemplated hereby and thereby (including filings with the SEC).

5.	Representations, Warranties and Covenants of the Supporting Shareholders

Each of the Supporting Shareholders, severally and not jointly, represents and warrants to SPAC and PubCo that:

(a)                Ownership of Covered Shares. Such Supporting Shareholder is the sole record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to or has a valid proxy or power of attorney to vote all of such Supporting Shareholder’s Covered Shares, free and clear of any Liens. As of the date hereof, other than the number and type of the shares set forth opposite such Supporting Shareholder’s name on Schedule A, such Supporting Shareholder does not own beneficially or of record or have the voting power over any other Company Shares (or any securities convertible into or exercisable or exchangeable for any Company Shares) or any interest therein.

(b)               Authority; Organization. Such Supporting Shareholder (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, whether by ownership or by proxy, in each case, with respect to such Supporting Shareholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Supporting Shareholder’s Covered Shares that is inconsistent with such Supporting Shareholder’s obligations pursuant to this Agreement, (iii) has not granted any proxy or power of attorney with respect to any of such Supporting Shareholder’s Covered Shares that is inconsistent with such Supporting Shareholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Supporting Shareholder from satisfying, its or his obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

Such Supporting Shareholder affirms that (i) if such Supporting Shareholder is a natural person, he or she has all the requisite power and authority and has taken all actions necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transaction contemplated hereby, and (ii) if such Supporting Shareholder is not a natural person, such Supporting Shareholder (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Supporting Shareholder, and constitutes a legally valid and binding agreement of such Supporting Shareholder, enforceable against such Supporting Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(c)                No Conflict; Consent. The execution, delivery and performance of this Agreement by such Supporting Shareholder does not, and the consummation of the transactions contemplated hereby and the Mergers and the other transactions contemplated by the A&R Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of such Supporting Shareholder (if such Supporting Shareholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Supporting Shareholder pursuant to any Contract binding upon such Supporting Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 5(d), under any applicable Law to which such Supporting Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Supporting Shareholder.

Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Supporting Shareholder from, or to be given by such Supporting Shareholder to, or be made by such Supporting Shareholder with, any Authority or any other Person in connection with the execution, delivery and performance by such Supporting Shareholder of this Agreement, the consummation of the transactions contemplated hereby or the Mergers or the other transactions contemplated by the A&R Merger Agreement.

(d)               Absence of Litigation. As of the date of this Agreement, there is no action, proceeding or investigation pending or threatened against such Supporting Shareholder that in any manner questions the beneficial or record ownership of the Supporting Shareholder’s Covered Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or delay the performance by such Supporting Shareholder of its or his obligations under this Agreement.

(e)               Supporting Shareholders Has Adequate Information. The Supporting Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of the SPAC, PubCo and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the A&R Merger Agreement, and has independently and based on such information as the Supporting Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Supporting Shareholder acknowledges that SPAC, PubCo and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Supporting Shareholder acknowledges that the agreements contained herein with respect to the Covered Shares held by the Supporting Shareholder are irrevocable.

6.	Termination

This Agreement, and the obligations of a Supporting Shareholder hereunder shall terminate and be of no further force or effect immediately upon the first to occur of (a) the Acquisition Merger Effective Time, (b) termination of the A&R Merger Agreement in accordance with its terms, and (c) the written agreement of such Supporting Shareholder on one hand, and SPAC and PubCo on the other hand (such date, the “Termination Date”); provided, that this Section 6 and Section 7 shall survive any termination of this Agreement. Nothing in this Section 6 shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.

7.	Miscellaneous

7.1.          Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on the next business day if transmitted by international overnight courier, in each case to the respective parties at the address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

if to the Company:

Bitdeer Technologies Holding Company
08 Kallang Avenue
Aperia tower 1, #09-03/04
Singapore 339509
Attn: Linghui Kong
Email: linghui.kong@bitdeer.com

with a copy (which shall not constitute notice) to:

Cooley LLP
55 Hudson Yards
New York, New York 10001
Attn: Will H. Cai
Email: wcai@cooley.com

if to any SPAC and SPAC Sub:

Blue Safari Group Acquisition Corp.
Cheung Kong Center,
58 Floor, Unit 5801
2 Queens Road Central
Central
Hong Kong
Attn: Serena Shie
Email: serena@firsteuro.co

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attn: Howard Zhang
Email: howard.zhang@davispolk.com

if to PubCo:

Travers Thorp Alberga, Attorneys at Law
Harbour Place, 2nd Floor
PO Box 472
103 South Church Street
Grand Cayman, KY1-1106, Cayman Islands
Email: rthorp@traversthorpalberga.com
Attention: Richard Thorp

with a copy (which shall not constitute notice) to:

Cooley LLP
55 Hudson Yards
New York, New York 10001
Attn: Will H. Cai
Email: wcai@cooley.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Howard Zhang
Email: howard.zhang@davispolk.com

if to Victory Courage Limited:

08 Kallang Avenue
Aperia tower 1, #09-03/04
Singapore 339509
Attn: Jihan Wu
Email: jihan.wu@bitdeer.com

7.2.          Severability.

If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

7.3.          Entire Agreement.

This Agreement, the A&R Merger Agreement, the Additional Agreements and the other agreements contemplated hereby and thereby, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

7.4.          Specific Performance.

Each of the parties hereto acknowledge and agree that the other parties would be irreparably injured by a breach of this Agreement by it and that money damages alone would not be an adequate remedy for any actual or threatened breach of this Agreement. Accordingly, each party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

7.5.          Amendments; Waivers.

At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Supporting Shareholders, SPAC and PubCo, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

7.6.          Governing Law; Jurisdiction.

The provisions of Article XII (Dispute Resolution) and Section 14.7 (Governing Law) of the A&R Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.

7.7.          Third Party Beneficiaries.

There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

7.8.          Assignment; Binding Effect.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that SPAC and PubCo may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the A&R Merger Agreement by SPAC or PubCo, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Supporting Shareholder, its or his estate, heirs, beneficiaries, personal representatives and executors.

7.9.          No Presumption Against Drafting Party.

Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

7.10.        Interpretation.

When a reference is made in this Agreement to a Section or a Schedule such reference shall be to a Section or a Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day”.

7.11.        Counterparts.

This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Blue Safari Group Acquisition Corp.

By:	/s/ Naphat Sirimongkolkasem
Name: Naphat Sirimongkolkasem
Title: Director

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Bitdeer Technologies Group

By:	/s/ Clara Jiang
Name: Clara Jiang
Title: Director

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Bitdeer Technologies Holding Company

By:	/s/ WU Jihan
Name: WU Jihan 吴忌寒
Title: Director

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Victory Courage Limited

By:	/s/ WU Jihan
Name: WU Jihan 吴忌寒
Title: Director

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Schedule of Supporting Shareholders

Supporting Shareholders	Type of Subject Shares	Number of Subject Shares
Victory Courage Limited	Class B Ordinary	5,631,795,619
Victory Courage Limited	Series A Preferred	7,141,236